UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2013

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PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

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Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2013, the board of directors of Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) appointed John B. Bessey to the positions of Co-President and Chief Investment Officer.  Mr. Bessey had previously served as President of the Company since December 2009.  Additionally, the Company’s board of directors appointed R. Mark Addy to the position of Co-President.  Mr. Addy will also continue to serve as Chief Operating Officer of the Company, a position he has held since October 2010.

Item 8.01.  Other Events

Property Acquisition

On April 23, 2013, the Company, through its wholly-owned subsidiaries, purchased a shopping center containing 108,412 rentable square feet and located on approximately 23.1 acres of land in Hartville, Ohio, a suburb of Akron, Ohio (“Hartville Centre”) for approximately $7.3 million, exclusive of closing costs.  The Company funded the purchase price with proceeds from its initial public offering.

 Hartville Centre is approximately 76.7% leased to 13 tenants, including a Giant Eagle grocery store that occupies approximately 59.7% of the total rentable square feet.  Based on the current condition of Hartville Centre, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Hartville Centre is adequately insured.

Press Release

On April 25, 2013, the Company issued a press release announcing the acquisition of Hartville Centre.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1      Press Release dated April 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: April 25, 2013	By:	/s/ R. Mark Addy____________________
R. Mark Addy
Co-President and Chief Operating Officer